Exhibit 4.4

ARGAN, INC.

2007 STOCK AWARD PLAN

I. ESTABLISHMENT OF PLAN; DEFINITIONS

1. Purpose. The purpose of the Argan, Inc. 2007 Stock Award Plan is to encourage certain officers and employees of Argan, Inc., a Delaware corporation (the "Company"), to acquire and hold stock in the Company as an added incentive to remain with the Company and to increase their efforts in promoting the interests of the Company and to enable the Company to attract and retain capable individuals.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a) "Board" shall mean the Board of Directors of the Company.

(b) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(c) "Committee" shall mean a committee made up of at least two members of the Board whose members shall, from time to time, be appointed by the Board; provided, however, that such Committee shall at all times consist of non-employee Directors.

(d) "Employee" shall mean any employee, including officers, of the Company as determined under the Code and the Treasury Regulations thereunder.

(e) "Grantee" shall mean an Employee granted a Stock Award under this Plan.

(f) "Plan" shall mean the Argan, Inc. 2007 Stock Award Plan as set forth herein and as amended from time to time.

(g) "Stock" shall mean authorized but unissued shares of the Common Stock of the Company or reacquired shares of the Company's Common Stock.

(h) "Stock Award" shall mean an award of Stock granted pursuant to this Plan.

3. Shares of Stock Subject to the Plan. The Stock which may be issued pursuant to Stock Awards granted under the Plan shall not exceed Fourteen Thousand (14,000) shares in the aggregate.

4. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee. Notwithstanding the foregoing, if at any time there shall not be a Committee appointed by the Board, then the Plan shall be administered by the Board, and during such time all references to the Committee shall include the Board.

5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, that such action shall not adversely affect the right of Grantees to Stock Awards previously granted and no amendment, without the approval of the requisite number of stockholders of the Company, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, materially increase the benefits accruing to Grantees under the Plan, change the class of Employees eligible to receive grants under the Plan, or materially modify the eligibility requirements for participation in the Plan.

6. Effective Date and Duration of the Plan. This Plan shall become effective on June 15, 2007. This Plan shall terminate at the close of business on June 15, 2008, and no Stock Award may be issued or granted under the Plan thereafter, but such termination shall not affect any Stock Award theretofore issued or granted.

II. STOCK AWARDS

1. Grant of Stock.

(a) Officers and Employees shall be eligible to receive grants of Stock under the Plan.

(b) The Board or Committee shall determine and designate from time to time those officers or Employees who are to be granted Stock and number of shares of Stock subject to such Stock Award.

2. Issuance of Stock. The Grantee shall hold Stock issued pursuant to a Stock Award free and clear of all restrictions except as otherwise provided in section 3, below, or in the Plan.

3. Restrictions. The Grantee shall hold the Stock and shall not transfer, sell, pledge, dispose of, or otherwise encumber the Stock in any manner prior to January 1, 2008. Certificates representing the Stock awarded under the Plan shall bear a restrictive legend reflecting the foregoing restriction as follows:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED, DISPOSED OF, OR OTHERWISE ENCUMBERED IN ANY MANNER PRIOR TO JANUARY 1, 2008.

III. GENERAL PROVISIONS

(a) Each Stock Award shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Committee shall approve.

(b) The granting of a Stock Award in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

(c) Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company's obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Award, and the transferability of Stock acquired by Stock Award, shall be subject to all of the following conditions:

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(i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(ii) The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.

(d) All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Company the amount of any withholding taxes which the Company is required to withhold with respect to a Stock Award. In the event that such payment is not made when due, the Company shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

(e) In the case of a grant of a Stock Award to any Employee of a subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares, if any, covered by the Stock Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares to the Employee in accordance with the terms of the Stock Award specified by the Committee pursuant to the provisions of the Plan. For purposes of this Section, a subsidiary shall mean any subsidiary corporation of the Company as defined in Section 424 of the Code.

(f) Provisions of this Plan referring to employment by the Company shall be interpreted to include employment by or service to any Subsidiary, and transfers from the Company to a Subsidiary, from a Subsidiary to the Company, or between Subsidiaries shall not be deemed to constitute termination of employment or service.

(g) The grant of a Stock Award under the Plan shall be subject to, and shall in all respects comply with, applicable law relating to such grant and to the number of shares of Stock which may be beneficially owned or held by any Grantee.

(h)  The Company intends that the Plan shall comply with the requirements of Rule 16b-3 (the “Rule”) under the Securities Exchange Act of 1934 during the term of this Plan. Should any additional provisions be necessary for the Plan to comply with the requirements of the Rule, the Board may amend this Plan to add to or modify the provisions of this Plan accordingly.

(i) The Company intends that the Plan shall comply with the requirements of Section 409A of the Code, to the extent applicable. Should any changes to the Plan be necessary for the Plan to comply with the requirements of Code Section 409A the Board may amend this Plan to add to or modify the provisions of this Plan accordingly.